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                                                                   Exhibit 10.37


                                      PCD



December 3, 1997

Mr. Richard J. Mullin
15791 Cedar Ridge Court
Granger, Indiana 46530

Dear Rich:

It is a pleasure to offer you the position of President, Wells CTi and Vice President, PCD Inc., reporting to me in our new organization. I am looking forward to your contribution.

You will be an officer of PCD Inc. and will have direct P&L responsibility for the combined operations of Wells and CTi which will operate as a separate entity, Wells CTi. This responsibility includes managing the day-to-day activity as well as the development and implementation of business strategies for the Wells CTi entity.

At PCD Inc., we do not use employment agreements or contracts with any employee or prospective employee. It is my preference to identify "terms and conditions" in an offer letter such as this. The purpose, of course, is to be sure that there is complete understanding between the two of us as to those conditions, and to establish that your employment is on an "at will" basis. This means that your employment is for no definite period and can be terminated by either of us at any time.

As with all key PCD Inc. employees, you will be required to sign a non-compete and confidentiality agreement.

It must be understood that this offer of employment abrogates any and all existing or prior agreements you have, or may have had, with any source concerning employment terms and conditions.

This is a summary of the offered conditions:

COMPENSATION
------------

     * BASE: Your base salary will be at the rate of $185,000 per year, payable in semi-monthly installments of $7,708.34. You will be reviewed once per year and any adjustment to your base will be based on your performance.

     * BONUS: You will participate in the Management Incentive Plan and your bonus will range from 0% to 60% of your base salary. The conditions are explained in the attached description of the Management Incentive Plan.

     * STOCK OPTIONS: As of your employment starting date, you will be granted fifty-thousand (50,000) shares of non-qualified stock options under the terms of the PCD Inc. 1996 Stock Option Plan.



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                  These options will have an exercise price equal to the fair market value of Company common stock on the grant date and will vest pro rata over a three year period from date of grant.

BENEFITS
--------

It is our policy at PCD Inc. to maintain an internal balance and consistency in providing benefits to officers of the corporation. This means that some of the things for which you have been eligible in the past will not be a part of your employment package, such as company-paid country club membership and any additional medical insurance benefits.

You will, however, be eligible for the following: (a) A company-paid leased automobile (but the favorable tax effect will be discounted); (b) Supplementary Long Term Disability Insurance policy; and (c) $1,500 per year for independent tax and financial consultation and advice. Your vacation eligibility will follow the existing Wells schedule as will holidays and other policy benefits. You will participate in either your present 401K Plan or that of PCD Inc. if the Wells Plan is converted to ours.

BUSINESS EXPENSE
----------------

You will be reimbursed for all approved, reasonable expenses incurred for business travel and entertainment.

TERMINATION PROVISION
---------------------

Should your employment be terminated for reasons of performance or company decision to eliminate the position for any reason, you will receive a severance package of one (1) year's base pay and benefits, payable in semi-monthly installments. There will be no severance pay if you resign from employment or if your termination is initiated by the company due to gross misconduct.

I believe this covers the things we discussed. If you have any questions at all, please call me as soon as possible.

I look forward to your acceptance of this offer and to our moving ahead in our new relationship.

Please indicate your acceptance by signing in the space below.

Sincerely,

/s/ John L. Dwight, Jr.
John L. Dwight, Jr.
Chairman/Chief Executive Officer

PCD Inc.

Accepted: /s/ Richard J. Mullin        Date:  12-26-97 (effective date)
        ----------------------------          --------------------------
              Richard J. Mullin